Exhibit 99.1

Five Prime Announces Closing of Upsized Public Offering of Common Stock

Underwriters Fully Exercise Option to Purchase Additional Shares

South San Francisco, Calif., Nov. 17, 2020 (BUSINESS WIRE) – Five Prime Therapeutics, Inc. (Nasdaq: FPRX) announced today the closing of its upsized underwritten public offering of 8,280,000 shares of its common stock, which includes 1,080,000 shares sold upon the underwriters’ full exercise of their option to purchase additional shares, resulting in aggregate gross proceeds of approximately $173.9 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Five Prime.

Cowen and SVB Leerink acted as joint book-running managers for the offering. Wedbush PacGrow acted as co-manager for the offering.

The shares of common stock were offering pursuant to a “shelf” registration statement previously filed with and declared effective by the Securities and Exchange Commission (SEC). The offering is being made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, by telephone at (833) 297-2926 or by email at PostSaleManualRequests@broadridge.com, or SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, by telephone at (800) 808-7525, ext. 6132 or by e-mail at syndicate@svbleerink.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CONTACT:

Martin Forrest

VP, Investor Relations & Corporate Communications

Five Prime Therapeutics, Inc.

415-365-5625

martin.forrest@fiveprime.com

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